EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-2) and related prospectus of Metropolitan Mortgage & Securities Co., Inc. for the registration of $150,000,000 of its Investment Debentures, Series III and III-A and to the incorporation by reference therein of our report dated December 13, 2002, with respect to the September 30, 2002 and 2001 consolidated financial statements and schedules of Metropolitan Mortgage & Securities Co., Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
March 26, 2003